Exhibit 99



               MOBIL ELECTS EUGENE A. RENNA PRESIDENT AND COO

FAIRFAX, VA, FEBRUARY 4, 1998 -- Mobil Corporation Chairman and Chief Executive Officer Lucio A. Noto announced today that Eugene A. Renna has been elected President and Chief Operating Officer of the company, effective March 1, 1998.

   Currently, Renna is Executive Vice President of Mobil with responsibilities for the company's North America Marketing & Refining, Europe, South America and Supply, Trading & Transportation business groups as well as Mobil's executive development program. He also serves on Mobil's board of directors and its executive committee.

   In his new position, continuing to report to Noto, Renna will be responsible for overseeing all of Mobil's Exploration and Producing, Marketing and Refining, Chemicals and Technology business activities.

   "I am personally delighted with the board's decision to elect Gene to these positions," said Noto. "He combines a great understanding of the competitive nature of the industry with a thorough knowledge of Mobil and a deep respect for the qualities that make Mobil the unique company it is today. He knows what it takes to create success in the future."

   Renna joined Mobil's U.S. marketing company in 1968 and subsequently advanced through various financial analysis, marketing and planning positions. In 1983 Renna was named executive vice president, International, Marketing & Refining. He was appointed vice president, Planning and Economics, Mobil Oil Corporation, in 1985 and to the same position for Mobil Corporation in 1986.

   From 1986 to 1996 Renna served as president of the company's worldwide Marketing and Refining Division. In 1986, he also was elected to the Mobil Corporation's board of directors. He was elected to his current position in 1996.

   Renna is a member of the Board of the National Foreign Trade
Council, a member of the Board of the American Petroleum Institute, and a member of the Advisory Council of the Samuel Curtis Johnson Graduate School of Management at Cornell University.

   Renna graduated from Rutgers University in 1966 with a bachelor's degree in Business Administration and earned his MBA from Cornell in 1968.